Exhibit No.	Description

99.1	Press release, dated June 5, 2006, issued by ViaVid Broadcasting, Inc.

EXHIBIT 99.1

NEWS RELEASE

Contact: Robert Gamon, Director 888-562-0262 Mail to: bgamon@viavid.com

ViaVid Broadcasting, Inc. Announces Deregistration

Vancouver, BC June 5, 2006: ViaVid Broadcasting, Inc. (OTCBB: VVDB) announced today that it intends to voluntarily deregister its common stock on or about June 22, 2006. On or about that date, ViaVid will file a Form 15 with the Securities and Exchange Commission (“SEC”) to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934 and suspend its reporting obligations under Sections 13 and 15(d) of the Act. The termination is expected to become final within 90 days after the filing of the Form 15, subject to SEC approval. Upon the filing of the Form 15, ViaVid’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will immediately be suspended.

ViaVid is taking this action for a number of reasons. The primary reason is to reduce the costs and burdens associated with being a “reporting company” under the 1934 Act, including those arising under the provisions of the Sarbanes-Oxley Act of 2002. After serious consideration, the Board of Directors concluded that the advantages of being a reporting company under the 1934 Act do not offset the costs, both direct expenses and indirect costs in the form of management time, associated with the SEC reporting requirements. Other factors considered as part of this decision were: (i) ViaVid’s common stock is very thinly traded, (ii) ViaVid receives no capital raising benefit from being a reporting company, and (iii) ViaVid believes it suffers a competitive disadvantage because as a reporting company it is required to disclosure competitive information that competitors, which are not reporting companies, do not have to disclose.

Brian Kathler, ViaVid’s President and a member of its Board of Directors, made the following comment: “Our Board of Directors, upon the recommendation of our management, unanimously determined to deregister ViaVid’s common stock after carefully considering the advantages and disadvantages of continuing registration. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of the adoption of the Sarbanes-Oxley Act and the adoption of new rules by the SEC. Our Board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources compelled by the compliance requirements, are disproportionate to the benefits ViaVid receives from maintaining its registered status. The Board believes that deregistering will result in significant reductions in our accounting, legal and administrative expenses and enable our management to focus all of its time and resources on operating ViaVid.”

Currently, ViaVid comfortably meets the requirements for deregistration having 43 holders of record of its common stock as of May 31, 2006 and total assets of under $400,000 for the prior three fiscal years. To qualify, holders of record must be either under 300, or under 500 with total assets for the prior three fiscal years of under $10.0 million.

After the filing of the Form 15, ViaVid’s common stock will no longer be quoted on the OTC Bulletin Board because of the requirement to file SEC reports following a 30 day grace period. ViaVid expects, but cannot guarantee, that similar market information will continue to be reported on the Pink Sheets LLC at http://www.pinksheets.com. ViaVid plans to provide market makers with the information required under SEC Rule 15c2-11 to facilitate quotation on the Pink Sheets. ViaVid currently plans to continue to provide its stockholders with regular unaudited quarterly and annual financial reporting upon request. ViaVid believes that at least some of the brokerage firms which have historically facilitated an orderly market in ViaVid’s common stock will continue to do so subject to ViaVid’s commitment to provide regular financial reporting; however, there can be no absolute assurance that this will be the case.

ViaVid provides webcasting, teleconferencing and transcription services to corporate clients throughout North America. Visit www.viavid.net for additional information.

ViaVid wants to provide its stockholders with meaningful and useful information. Therefore, this press release may contain forward-looking information describing ViaVid’s belief concerning future events or business conditions, and the outlook of ViaVid based on currently available information. These forward looking statements are subject to risks and uncertainties which could cause actual events or ViaVid’s actual results or performance to differ materially from those expressed in these statements. Readers are encouraged to read ViaVid’s Annual Report on Form 10-KSB and its other reports filed with the Securities and Exchange Commission for a more complete description of these factors. ViaVid assumes no obligation to update the information contained in this press release.